Exhibit 99.1

Hortonworks to Acquire Onyara to Turn Internet of Anything Data Into Actionable Insights

New Hortonworks DataFlow powered by Apache NiFi will securely and easily collect, conduct and curate any data, from anything, anywhere

SANTA CLARA, Calif., — Aug. 25, 2015—Hortonworks, Inc. (NASDAQ: HDP), the leader in Open Enterprise Hadoop, today announced it has signed a definitive agreement to acquire Onyara, Inc., the creator of and key contributor to Apache NiFi, a top-level open source project. The acquisition will make it easy for customers to automate and secure data flows and to collect, conduct and curate real-time business insights and actions derived from data in motion. As a result of the acquisition, Hortonworks® is introducing Hortonworks DataFlow powered by Apache NiFi which is complementary to the industry’s leading Open Enterprise Hadoop platform, Hortonworks Data Platform (HDP™). The transaction is expected to close in the third quarter of 2015.

A new data paradigm that includes data from machines, sensors, geo-location devices, social feeds, clickstreams, server logs and more is fueling the Internet of Anything (IoAT) and driving the need for trusted insights from data at the very edge to the data lake in real-time with full fidelity. Many IoAT applications need two way connections and security from the edge to the datacenter. This results in a “jagged edge” that increases the need for security but also data protection, governance and provenance. These applications also need access to both data in-motion and data at-rest.

While the majority of today’s solutions are custom-built, loosely secured, difficult to manage and not integrated, Hortonworks DataFlow powered by Apache NiFi will simplify and accelerate the flow of data in motion into HDP for full fidelity analytics. Combined with HDP, these complementary offerings will give customers a holistic set of secure solutions to manage and find value in the increasing volume of streaming IoAT data.

“Hortonworks is focused on doing everything possible to enable our customers to transform their business through data-driven insights and actions,” said Rob Bearden, chief executive officer at Hortonworks. “Onyara’s impressive work on security and simplicity in NiFi, combined with their commitment to open source makes for a perfect addition to our technology team.”

Apache NiFi was made available through the NSA Technology Transfer Program in the fall of 2014. Over the past eight years, Onyara’s engineers were the key contributors to the U.S. government software project that evolved into Apache NiFi. In July 2015, NiFi became a Top-Level Project, signifying that its community and technology have been successfully governed under the Apache Software Foundation.

“Nearly a decade ago when IoAT began to emerge, we saw an opportunity to harness the massive new data types from people, places and things, and deliver it to businesses in a uniquely secure and simple way,” said Joe Witt, chief technology officer at Onyara. “We look forward to joining the Hortonworks team and continuing to work with the Apache community to advance NiFi.”

Supporting Quotes

“The NiFi user interface and ease of extension have made it extremely easy to get up and running and even customize,” said Craig Connell, chief technology officer at Leverege. “It is great that NiFi also easily integrates with other parts of the Apache Big Data world like Spark, Kafka and Hadoop.”

“NiFi addresses dataflow challenges we have right now and provides upside for where we’re heading,” says Alexandar Ryabov, senior director of Data Engineering at Wargaming.Net. “It is also a big win for us that it is designed for the global enterprise.”

“NiFi’s well designed, mature API has made our integration process remarkably straightforward,” said Mike Bishop, chief systems architect at Prescient Edge. “With it, we’re able to track the origin, transformation, and persistence of data throughout our analytic processes.”

Hortonworks will host a webinar on September 23, 2015 at 10:00 a.m. PST to provide an overview of the acquisition and discuss Hortonworks DataFlow. To register for the webinar, please visit bit.ly/Hortonworks-DataFlow.

Use of forward-looking statements

This release contains “forward-looking statements” regarding Hortonworks and Onyara. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) our ability to close the acquisition, (ii) the timing of the closing, and (iii) the potential benefits to us and our customers to be derived from the acquisition.

Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release are included in our Form 10-K filed on March 27, 2015, Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed on August 13, 2015 and in other filings we make with the Securities Exchange Commission from time to time, particularly under the caption Risk Factors.

We undertake no obligation, and do not intend, to update these forward-looking statements.

Additional Resources:

Apache NiFi	http://nifi.apache.org
About Onyara	http://www.onyara.com/

About Hortonworks

Hortonworks is the leader in accelerating business transformations with Open Enterprise Hadoop by developing, distributing and supporting an enterprise-scale data platform built entirely on open source technology including Apache™ Hadoop®. Our team comprises the largest contingent of builders and architects within the Hadoop ecosystem who represent and lead the broader enterprise requirements within these communities.

The Hortonworks Data Platform provides an open platform that deeply integrates with existing IT investments and upon which enterprises can build and deploy Hadoop-based applications.

Hortonworks has deep relationships with the key strategic data center partners that enable our customers to unlock the broadest opportunities from Hadoop.

For more information, visit www.hortonworks.com.

Hortonworks and HDP are registered trademarks or trademarks of Hortonworks, Inc. and it’s subsidiaries in the United States and other jurisdictions.

Media contact:

Michelle Lazzar

408-828-9681

comms@hortonworks.com

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